Exhibit 99.3

FORM OF

LETTER TO SHAREHOLDERS WHO ARE RECORD HOLDERS

CLEARSIGN COMBUSTION CORPORATION

Subscription Rights to Purchase Units

Offered Pursuant to Subscription Rights Distributed to Shareholders of ClearSign Combustion Corporation

December 27, 2016

Dear Shareholder:

This letter is being distributed by ClearSign Combustion Corporation (the “Company”) to all holders of record of shares of its common stock, $0.0001 par value per share (the “Common Stock”) as of 5:00 p.m. Eastern time on December 19, 2016 (the “Record Date”), in connection with a distribution in a rights offering (the “Rights Offering”) of non-transferable subscription rights (the “Subscription Rights”) to subscribe for and purchase units (“Units”). The Subscription Rights and Units are described in the prospectus supplement dated December 7, 2016 (a copy of which accompanies this notice) (the “Prospectus Supplement”).

Pursuant to the Rights Offering, the Company is issuing Subscription Rights to subscribe for up to 2,594,082 Units on the terms and subject to the conditions described in the Prospectus Supplement, at a subscription price of $4.00 per Unit (the “Subscription Price”).

The Subscription Rights may be exercised at any time during the subscription period, which commences on December 27, 2016 and ends at 5:00 p.m. Eastern Time, on January 13, 2017 (the “Expiration Date”).

As described in the Prospectus Supplement, you will receive Subscription Rights to purchase 0.2 of a Unit for each share of Common Stock you owned on the Record Date, evidenced by a non-transferable Subscription Rights certificate (the “Subscription Rights Certificate”). Each 5 Subscription Rights will entitle you to purchase one Unit at the Subscription Price. Each Unit includes one share of Common Stock and a warrant representing the right to purchase one share of Common Stock. You will need to exercise 5 Subscription Rights to purchase a Unit.

The Company will not issue fractional shares. Fractional shares resulting from the exercise of the Subscription Rights will be eliminated by rounding down to the nearest whole number of Units a holder would otherwise be entitled to purchase.

Enclosed are copies of the following documents:

1.	Prospectus Supplement

2.	Subscription Rights Certificate

3.	Instructions As to Use of Subscription Rights Statements

4.	Notice of Important Tax Information

5.	A return envelope, addressed to VStock Transfer, LLC (the “Subscription Agent”)

Your prompt attention is requested. To exercise your Subscription Rights, you should deliver the properly completed and signed Subscription Rights Certificate, with payment of the Subscription Price in full for each Unit subscribed for, to the Subscription Agent as indicated in the Prospectus Supplement. The Subscription Agent must receive the properly completed and duly executed Subscription Rights Certificate and full payment of the Subscription Price prior to the Expiration Date.

You cannot revoke the exercise of your Subscription Rights. Subscription Rights not exercised at or prior to 5:00 p.m. Eastern Time on the Expiration Date will expire.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO VSTOCK TRANSFER, LLC, THE INFORMATION AGENT, AT info@vstocktransfer.com OR AT (855) 987-8625 (TOLL FREE) OR (212) 828-8436.